Consent of Independent Registered Public Accounting Firm

Energy Recovery, Inc.
San Leandro, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152142, 333-165559, 333-180076, and 333-212707) of Energy Recovery, Inc. of our report dated March 8, 2018, relating to the consolidated financial statements as of December 31, 2017 and for the years ended December 31, 2017 and 2016 (before the retrospective adjustments to the consolidated financial statements for the adoption of Revenue from Contracts with Customers (Topic 606), ASU No. 2016-02, Leases (Topic 842) and ASU 2016-18, Statement of Cash Flows (Topic 230)), which appears in this Form 10-K.

BDO USA, LLP
San Jose, California
March 7, 2019